Exhibit 5

OPINION OF LUSE GORMAN POMERENK & SCHICK, PC

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER WRITER’S EMAIL
(202) 274-2000

June 24, 2010

Board of Directors
Atlantic Coast Federal Corporation
505 Haines Avenue
Waycross, Georgia 31501

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Atlantic Coast Federal Corporation (the “Company”) common stock, par value $0.01per share (the “Common Stock”), pursuant to the Atlantic Coast Federal Corporation Employee Stock Purchase Plan and the Atlantic Coast Federal Corporation Director Stock Purchase Plan (collectively, the “Stock Purchase Plans”). We have reviewed the Company’s Charter, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8 the Common Stock, when issued in connection with the exercise of purchase rights granted pursuant to the Stock Purchase Plans, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.
LUSE GORMAN POMERENK & SCHICK A Professional Corporation